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[LOGO]                                               The Brink's Company
                                                     1801 Bayberry Court
                                                     P.O. Box 18100
                                                     Richmond, VA 23226-8100 USA
PRESS RELEASE                                        Tel. 804.289.9600
                                                     Fax 804.289.9760

Contact:                                             FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                       The Brink's Company Closes Sale of
                                 Timber Business


RICHMOND, Va., (December 31, 2003) - The Brink's Company (NYSE: BCO) announced today that its subsidiaries have closed on the sale of their timber business to an investment fund managed by The Forestland Group for approximately $38 million. A substantial portion of the purchase price was placed in an escrow fund that will be released to Brink's, subject to the completion of certain remaining background title work. Most of the escrowed funds are expected to be released to Brink's during the first quarter of 2004.

     Rothschild Inc. acted as financial advisor to The Brink's Company in connection with this transaction.

This release contains both historical and forward-looking information. Statements regarding the release of funds from escrow involve forward-looking information, which is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated. Such risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the ability to obtain necessary title insurance. The information included in this release is representative only as of the date of this release and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three main businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in global supply chain management. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

About The Forestland Group, LLC
The Forestland Group, LLC, based in Chapel Hill, North Carolina, is a timberland investment management organization that provides timberland investment opportunities for institutional and individual investors. The Forestland Group currently manages approximately 1.2 million acres of timberland in eleven states.


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